Exhibit 10.14

SECOND AMENDMENT TO LEASE AGREEMENT

(595 Building)

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made as of this 28th day of February 2013, by and between GLL BVK PROPERTIES, LP, a Delaware limited partnership (“Landlord”) and SUMMIT BROKERAGE SERVICES, INC., (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated as of December 4, 2009 (the “Lease”) for rental of certain premises known as Suites 230 and 240, as more particularly described in the Lease (the “Premises”), located at 595 Financial Center, 595 South Federal Highway, Boca Raton, Florida (the “Building”) and

WHEREAS, the Landlord and Tenant entered into a First Amendment to Lease Agreement on January 14, 2010; and

WHEREAS, the First Amendment established the Lease Commencement Date to be March 1, 2010; and

WHEREAS, the term of the Lease under the Lease as amended is thirty six (36) months , said Lease Termination date being February 28, 2013; and

WHEREAS, the Lease in both Section 2 of the Basic Lease Information Rider and Exhibit “F’ granted Tenant a Renewal Option upon certain terms; and

WHEREAS, the Tenant in order to exercise its Renewal Option was required to give Landlord written notice of said exercise six (6) months prior to the Lease Termination date; and

WHEREAS, Tenant failed to provide said written notice to Landlord necessary to exercise the Tenant’s Renewal option; and

WHEREAS, the Landlord and Tenant desire to further amend said Lease upon the occurrence of certain events as hereinafter provided.

NOW, THEREFORE, in consideration of the sum of Ten ($10.00) Dollars, together with other good and valuable consideration, the sufficiency and adequacy of which is hereby affirmed, the parties hereto amend the Lease upon the following terms:

1.	The foregoing recitals are herein affirmed and reincorporated by reference as if fully set forth herein.

2.	The term of this Lease, as amended, shall be extended from March 1, 2013 and including to August 31, 2017 intending to be a term equal to the remaining term of that certain Lease Agreement between Landlord and Tenant for the premises known as Suite 500, 595 Financial Center, 595 South Federal Highway, Boca Raton, FL 33432 (the “Suite 500 Lease”).

3.	Base Rent for the Premises for the term of this Second Amendment shall be as follows:

SCHEDULE OF BASE RENT

4,264 RSF

PERIOD	PER SQ. FT.	ANNUAL BASE RENT	MONTHLY BASE RENT
03/01/13-08/31/13	$22.28	$95,001.90	$7,916.80
09/01/13-08/31/14	$22.95	$97,851.96	$8,154.33
09/01/14-08/31/15	$23.64	$100,787.52	$8,396.46
09/01/15-08/31/16	$24.34	$103,811.14	$8,650.92
09/01/16-08/31/17	$25.085	$106,925.48	$8,910.46

4.	Section 2 “Renewal Options” and Exhibit “F” “Renewal Option” are deleted in their entirety and amended as follows:

Section 2: Renewal Options

Renewal Options: Two (2) options of five (5) years each with six (6) months prior written notice to Landlord. In each case the base rent shall be equal to 95% of the then prevailing market rate for comparable space. (See Exhibit “F”)

EXHIBIT “F”

RENEWAL OPTION

Tenant shall have the option to extend the term of this Lease for up to two (2) five (5) year renewal term (“Renewal Term”) and together with the Initial Lease Term, the (“Lease Term”), commencing on the date immediately following the expiration date of the Lease Term, provided that, at the time of exercising such option and at the commencement of the Renewal Term, the Lease is in full force and effect and in good standing and Tenant is not in Material Default. Tenant’s option to extend the term of this Lease shall be exercised by Tenant giving written notice to Landlord not later than six (6) months prior to the date of commencement of such Renewal Term. Upon the giving of such notice of election, this Lease shall be deemed to be renewed and the term hereof extended for the period of the Renewal Term without the need for execution of any further Lease or instrument. All terms and conditions of the Lease (except this renewal option) shall govern and apply to such Renewal Term(s), including annual increases in Base Rental as provided in this Lease as hereinafter further provided. In the event that Tenant shall fail to timely deliver written notice, as herein above provided, this renewal option shall expire on a self-effectuating basis and be of no further force or effect. Base Rental for the Renewal Term shall be the Base Rental during the last year of the Initial Lease Term plus Base Rental escalation consistent with provisions of this Lease in the Initial Term or prior Term. In the event Tenant shall fail to timely exercise its Renewal Option, time being specifically of the essence for the purpose of this Option, Tenant shall not be entitled to renew the Term of the Lease.”

5.	Landlord shall have the option with ninety (90) days written notice delivered to Tenant to recapture the Premises and terminate the Lease as amended, such termination to be effective on the date provided in the Notice of Termination.

6.	Miscellaneous.

A.	Amendment to Lease. Landlord and Tenant acknowledge and agree that the Lease has not been amended or modified in any respect, other than by the First Amendment and this Second Amendment, and Tenant maintains its Right of First Refusal for Suites 110/140, as well as its Right of First Refusal on Suite 250 as spelled out in Section 2 “Right of First Refusal”.

B.	Counterparts. This Amendment may be executed in multiple counterparts, and each counterpart, when fully executed and delivered, shall constitute an original instrument and all such multiple counterparts shall constitute but one and the same instrument.

C.	Entire Agreement. This Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof, and there are no other covenants, conditions or understandings, whether written or oral, between the parties hereto except as set forth in this Amendment.

D.	Conflicts. The terms of this Amendment shall control over any conflicts between the terms of the Lease and the terms of this Amendment.

E.	Authority. Each party hereto warrants and represents to the other party that (i) they are a duly organized and existing legal entity, in good standing in their respective states; (ii) they have full right and authority to executed, deliver and perform this Amendment; and (iii) the person executing this Amendment was authorized to do so.

F.	Capitalized Terms. All capitalized terms not defined in this Amendment shall have the same meanings ascribed to such terms in the Lease.

G.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

H.	The Escrow Agent is acting solely as a stakeholder at the request of the parties to the respective First Amendment to Lease Agreement and for their convenience and that Escrow Agent shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or willful disregard of said First Amendment to Lease Agreement or involving gross negligence on the part of the Escrow Agent. The Escrow Agent shall be indemnified and held harmless from and against all costs, claims and expenses (including reasonable attorney fees) incurred in connection with the performance of Escrow Agent’s Duties.

7	Full Force and Effect. Except as set forth herein, the Lease shall remain unchanged and in full force and effect as originally written.

IN WITNESSES WHEREOF, the parties have executed this Second Amendment to Lease Agreement as of the date and year first above written.

Witnesses:	LANDLORD:

GLL BVK PROPERTIES, LP, a Delaware limited partnership

By:

	Name & Title:	Edward N. Rime,
Vice President Asset Management

Date:

By:

Name & Title:	Jochen Schnier
Chief Operating Officer

	Date:	2/28/13

Witnesses:	TENANT:

SUMMIT BROKERAGE SERVICES, INC.

By:

	Name & Title:	Steven C. Jacobs,
Executive Vice President

	Date:	2/26/13

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